Exhibit 10.6

PRODUCT DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into, as of July 1, 2020 (the “Effective Date”) by and among Dollinger Holdings LLC (“Client”) and Country Wine & Spirits, LLC (“Agency”) who are sometimes referred to as “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Client has the right to use certain intellectual property relating to SWOL-branded tequila and related trademarks and patents and to distribute certain products using those marks and patents (the “Products”) in the United States (the “Territory”);

WHEREAS, Agency has access to established sales channels, both brick and mortar and through its e-commerce site “cwspirits.com,” which Agency is willing and desires to use for sale of the Products; and

WHEREAS, the Parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Agency may use the Products and by which Client will permit such use.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	PERFORMANCE OF SERVICES

a.	ENGAGEMENT. Client hereby engages Agency on the terms and conditions set forth in this Agreement.

b.	SERVICES. During the term of this Agreement, Agency shall provide the following services to Client (collectively, the “Services”) in compliance with applicable law and the commercially reasonable directions of Client:

i.	BUSINESS DEVELOPMENT SERVICES. Identify new business opportunities and secure new customers for the Products.

ii.	RETAIL DISTRIBUTION STRATEGY. Prepare ongoing retail distribution strategies for Products, including existing and new buyers, sales channels, marketing strategy, and price negotiation.

iii.	IMPLEMENTATION OF SALES STRATEGY. Implement Client’s sales strategy, including managing the relationships and acting as a liaison with the Client’s appointed office personal.

c.	BUSINESS TIME. Agency shall devote to the perfonnance of its services hereunder such time as Agency in its discretion detennines to be appropriate for performing the Services; provided that, the parties acknowledge and agree that Agency shall not be required to devote its exclusive business time to the performance of those Services.

d.	LOCATION. Agency shall perform the Services primarily from its office, with such periodic travel to Client’s offices and other locations as is reasonably required for the prompt, efficient, and economical performance of the Services.

e.	ACCEPTANCE. Agency hereby accepts the engagement by Client pursuant to this paragraph, and agrees to perform the Services in a competent, efficient, and businesslike manner.

2.	COMPENSATION. Client shall compensate Agency for Agency’s Services pursuant to this Agreement as follows: Client shall advance all costs for importing and delivering the Products to Agency as required from time to time to perform the Services. Agency shall repay to Client from sales of the Products all such costs plus an additional amount equal to 20% of all such costs, representing a licensing fee for the Products.

a.	TIMING OF PAYMENTS. Within thirty (30) days after the end of each calendar month during the period for which compensation is due pursuant to Paragraph 2, Client shall deliver to Agency (i) a written summary of the costs of the Products delivered to Agency during the immediately preceding calendar month; and (ii) Agency shall deliver to client a written summary of the Products sold in the Territory during the immediately preceding calendar month, and (ii) Agency shall deliver to Client a check or electronic transfer for the amount of compensation due under Paragraph 2.

b.	NO WITHHOLDINGS. No income or other wage withholding taxes shall be withheld from amounts payable under Paragraph 2. Agency shall be solely responsible for all income taxes, self-employment taxes and other taxes which may be due with respect to the compensation payable under Paragraph 2.

3.	OTHER AGREEMENTS OF PARTIES

a.	COPIES OF ALL ORDERS AND RECEIVABLES IN TERRITORY. On request, Agency shall provide to Agency a recount for the previous calendar month of all orders shipped and pending. On request, Agency shall include a financial statement for the previous calendar month which sets out compensation paid and outstanding receivables on Territory accounts in connection with amounts due to Client pursuant to Paragraph 2.

b.	AUDIT RIGHTS. Upon reasonable advance notice during the ninety (90) days following the last date as of which a payment is due from Agency to Client pursuant to Paragraph 2, Client may inspect Agency’s books and records to the extent reasonably required to confirm that Agency has paid to Agency the compensation due under Paragraph 2. Each such audit shall be conducted during regular weekday business hours at the offices of Agency Client may engage an accountant or other advisor to assist in such audit, including inspecting Agency’s books and records pursuant to this Section 3.2.

c.	ACCESS TO CLIENT INFORMATION. In order to enable Agency to perform the Services hereunder, Client from time to time during the term of this Agreement shall (a) provide Agency copies of all pertinent business, financial, and Product information pertaining to the Products and planned products marketed, distributed, and sold by Client, and (b) provide Agency access to such of Client’s personnel to whom Agency reasonably requests access in order to perform the Services hereunder.

d.	CONFIDENTIAL INFORMATION. Agency acknowledges that it may be exposed to Client’s Confidential Information. Agency agrees that, during and after the Term, it shall use the Confidential Information solely for purposes of performing its obligations and/or exercising its rights under this Agreement, and shall not disclose to any third party any Confidential Information without the prior written consent of Client. Agency may disclose the Confidential Information only to its employees as is reasonably necessary to allow it to perform its obligations under this Agreement and to obtain the benefits thereof, provided that each such employee is under a written obligation of nondisclosure which protects the Confidential Information under terms substantially similar to those herein. For the purposes hereof “Confidential Information” shall mean any information disclosed by Client to Agency regarding the Products, proposed new products or other information related to Client’s technology or business that Agency knows, or should know in light of the circumstances under which such information is disclosed, is Client’s confidential or proprietary information. Notwithstanding the previous sentence, information shall not be deemed to be Confidential Information to the extent that such information: (a) was generally known and available in the public domain at the time it was disclosed or subsequently becomes generally known and available in the public domain through no fault of Agency; (b) was known to Agency at the time of disclosure; (c) is disclosed with the prior written approval of Client; (d) was independently developed by Agency without any use of the Confidential Information; or (e) becomes known to Agency from a source other than Vendor without breach of this Agreement by Agency and is otherwise not in violation of Client’s rights (including, but not limited to, any violation of any confidentiality obligation of such source).

e.	INTEREST ON DELINQUENCY. All amounts due hereunder shall bear interest at ten percent (10%) per annum if not paid within thirty (30) days of the due date.

4.	TERM

a.	TERM. The term of this Agreement shall commence on the Effective Date, and subject to sooner termination pursuant to Section 4(b) below, and expire on the one (1) year anniversary thereof. The Agreement will automatically renew for successive (1) year periods thereafter unless terminated sooner pursuant to Section 4(b).

b.	TERMINATION OF AGREEMENT

i.	TERMINATION BY AGENCY. Agency may elect to terminate this Agreement either:

(1)	FOR CAUSE. If (A) Agency is not then in breach of this Agreement, (B) Client breaches its obligations hereunder, and (C) Client fails to cure such breach within seven (7) days following the date on which Agency delivers to Client written notice of such breach describing in reasonable detail the circumstances giving rise to such breach and the specific Sections of this Agreement alleged to be breached thereby. Any termination under this Section shall not be effective prior to the expiration of such 7-day period.

(2)	WITHOUT CAUSE. Without cause or breach by Client, by delivering to Client a written notice of termination that specifies the termination date (not sooner than thirty (30) days following delivery of such notice).

ii.	TERMINATION BY CLIENT. Client may elect to terminate this Agreement either:

(1)	FOR CAUSE, UPON NOTICE. If (A) Client is not then in breach of this Agreement, (B) Agency breaches his obligations hereunder, and (C) Agency fails to cure such breach within seven (7) days following the date on which Client delivers to Agency written notice of such breach, describing in reasonable detail the circumstances giving rise to such breach and the specific Sections of this Agreement alleged to be breached thereby. Any termination under this Section shall not be effective prior to the expiration of such 7-day period.

(2)	FOR CAUSE, EFFECIVE IMMEDIATELY. Client may terminate this Agreement effective immediately upon the occurrence of any of the following events: a) any of Agency’s officers, directors, shareholders, employees or agents engage in an act involving moral turpitude; b) Agency or any of Agency’s officers, directors, shareholders or employees is charged with a crime punishable as a felony or an act involving dishonesty or deception; or c) any of Agency’s officers, directors, shareholders or employees otherwise engage in an act which exposes Client or any of Client’s officers, directors, shareholders, employees, or agents to infamy or ridicule, or which imputes to any of them conduct, characteristics or conditions incompatible with the proper exercise of Client’s lawful business, trade, profession and/or office.

(3)	WITHOUT CAUSE. Without cause or breach by Agency, by delivering to Agency a written notice of termination that specifies the termination date (not sooner than thirty (30) days following delivery of such notice).

c.	EFFECT OF EXPIRATION OR TERMINATION. Upon the expiration or termination of this Agreement in accordance with its terms:

i.	CESSATION OF AGENCY’S ENGAGEMENT. Agency shall cease holding itself out as having any affiliation with Client.

ii.	AUDIT RIGHTS. Client shall retain audit rights pursuant to Paragraph 3(6) above.

d.	ACCRUED COMPENSATION. Agency shall continue to be obligated to pay Client for all compensation accrued under Paragraph 2, above, with respect to all periods for which Products were sold.

5.	ADDITIONAL AGREEMENTS OF PARTIES

a.	STATUS. Agency acknowledges that in performing Services pursuant to this Agreement, Agency (a) shall be an independent contractor and not an employee of Client, (b) shall not be entitled to participate in any fringe benefit programs established by Client for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold Client free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by Client to Agency pursuant to this Agreement.

b.	LIMITATION ON AUTHORITY. Agency shall not be an agent of Client and shall have no authority to bind Client or incur any liabilities in the name of Client, except with the prior written consent of Client (which consent may be withheld in the absolute discretion of Client). The fact that Agency is a party to this Agreement shall not constitute authority to bind Client or incur any liabilities in the name of Client.

c.	INDEMNITY BY CLIENT. Except for any liabilities arising hereunder by reason of Agency’s gross negligence or breach of his obligations hereunder, Client shall indemnify, defend, and hold Agency free and harmless from and against all claims, costs, damages, and expenses arising from or relating to Agency’s performance of Services hereunder.

d.	INDEMNITY BY AGENCY. Agency shall indemnify, defend and hold Client free and harmless from and against all claims, costs, damages and expenses arising from or relating to Agency’s grossly negligent performance of the Services, or his breach of his obligations hereunder.

6.	MISCELLANEOUS

a.	NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when Personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the Party for whom intended at the mailing address set forth on the signature page of this Agreement, or such other mailing or street address, facsimile number, or email address, notice of which has been delivered in a manner permitted by this Section.

b.	FURTHER ASSURANCES. Each Party agrees, upon the request of the other Party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

c.	BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto and each of its respective successors and assigns; provided that (a) the obligations of Client hereunder shall be deemed to be assumed by, and shall be automatically binding upon, any Person that acquires all or substantially all of the assets of Client other than in the ordinary course of Client’s business, and (b) Agency may not delegate his obligations hereunder except with the prior written consent of Client.

d.	COMPLETE AGREEMENT; AMENDMENTS. This Agreement (a) contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, concerning such subject matter, and (b) shall not be modified or amended, except by a written instrument executed after the effective date hereof by the Party sought to be charged with such amendment or modification.

e.	ATTORNEYS’ FEES. If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the Party prevailing in that action shall be entitled to recover its costs and attorneys’ fees in that action incurred before filing that action, during that action, and through all appellate levels, as well as all costs and fees of enforcing any judgment entered therein.

f.	GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with Florida law (other than its conflict-of-law principles), and each Party hereby consents to exclusive venue and personal jurisdiction of the state and federal courts located within the Southern District of Florida of all actions commenced to construe or enforce this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date set forth above.

DOLLINGER HOLDINGS LLC		COUNTRY WINE & SPIRITS, LLC

By:	/s/ Sean Dollinger	By:	/s/ Shawn Kattoula
	Sean Dollinger		Shawn Kattoula
As:	Member Manager	As:	Member Manager